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                          REED SMITH SHAW & MCCLAY LLP

                                435 Sixth Avenue
                       Pittsburgh, Pennsylvania 15219-1886
                               Phone: 412-288-3131
                                Fax: 412-288-3063

                                                                     Exhibit 5.1


                                  June 28, 2000



Westinghouse Air Brake Technologies Corporation
1001 Air Brake Avenue
Wilmerding, PA  15148-0001

                  Re:      Registration Statement on Form S-8

Gentlemen and Ladies:

                  We have acted as special counsel to Westinghouse Air Brake Technologies Corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") relating to up to 400,000 shares of the Company's Common Stock, par value $.01 per share, (the "Common Stock") which may be paid to non-employee directors of the Company as payment of all or a portion of the retainer fees or services performed by such director or pursuant to stock options granted under the Company's 1995 Non-employee Directors' Fee and Stock Option Plan (the "Plan"). The Plan provides that either authorized but unissued or treasury shares of Common Stock may be issued or delivered under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and used under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

                  In connection with this opinion, we have examined, among other things:

                  (1) the Restated Certificate of Incorporation of the Company, as amended to date;

                  (2) resolutions adopted by the Board of Directors of the Company on January 24, 2000 amending and restating the Plan and authorizing an additional 400,000 shares of Common Stock to be reserved for issuance under the Plan; and

                  (3) the Plan, as currently in effect.

                  Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion:

                  (a) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware; and

                  (b) The shares of Common Stock being registered and which may be issued or delivered by the Company pursuant to the provisions of the Plan have been duly



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REED SMITH SHAW & McCLAY LLP


Westinghouse Air Brake Technologies
 Corporation                          -2-                        June 28, 2000

         authorized, and upon such issuance or delivery in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                             Yours truly,

                                             /s/ Reed Smith Shaw & McClay LLP


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